EX-FILING
FEES
Calculation of Filing Fee Table
424(b)(2)
1
(Form Type)
Kabushiki Kaisha Mitsubishi UFJ Financial
Group
(Exact Name of Registrant as Specified in Its Charter)
Mitsubishi UFJ Financial Group, Inc.
(Translation of Registrant’s Name into English)
T
ABLE
1—N
EWLY
R
EGISTERED
AND
C
ARRY
F
ORWARD
S
ECURITIES

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	$1,100,000,000 5.197% Senior Callable Fixed-to-Fixed Reset Rate Notes due January 16, 2031	Rule 457(r)	$1,100,000,000	100.000%	$1,100,000,000	0.0001531	$168,410

Fees to Be Paid	Debt	$1,150,000,000 5.574% Senior Callable Fixed-to-Fixed Reset Rate Notes due January 16, 2036	Rule 457(r)	$1,150,000,000	100.000%	$1,150,000,000	0.0001531	$176,065

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$2,250,000,000		$344,475

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$344,475

1	Final prospectus supplement